Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS THIRD QUARTER RESULTS

NORWALK, CT., April 22, 2004 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the third quarter and the first nine months of fiscal year 2004.

Sales for the third quarter of fiscal 2004, the three months ended March 31, 2004, were $3,661,000 compared to $2,320,000 for the third quarter of fiscal 2003 and net income for the quarter amounted to $198,000 or $0.04 per diluted share, compared to a net loss of ($136,000) or ($0.03) per share in last year’s third quarter.

For the nine months ended March 31, 2004, sales were $10,828,000 compared to $7,832,000 last year. Net income for the nine months ended March 31, 2004 amounted to $764,000 or $0.14 per diluted share, compared to a net loss of ($163,000) or ($0.03) per share last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “We are pleased to report that our third quarter and nine months results continue to show substantial improvement from last year. We believe that our final quarter of fiscal 2004 should continue to reflect improvement.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Sales	$3,661,000	$2,320,000	$10,828,000	$7,832,000
Costs and expenses	3,343,000	2,535,000	9,650,000	8,068,000

Income (loss) before income taxes	318,000	(215,000)	1,178,000	(236,000)
Provision (benefit) for income taxes	120,000	(79,000)	414,000	(73,000)

Net income (loss)	$198,000	$(136,000)	$764,000	$(163,000)

Earnings (loss) per share	$0.04	$(0.03)	$0.14	$(0.03)
Shares outstanding	5,493,000	5,414,000	5,485,000	5,414,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,
	2004	2003
Assets

Current Assets
Cash and cash equivalents	$2,411,000	$2,146,000
Accounts receivable, net	2,196,000	1,322,000
Inventories, net	5,486,000	5,292,000
Other	605,000	996,000

	10,698,000	9,756,000
Property and equipment, net	784,000	930,000
Goodwill, net	11,095,000	11,138,000
Other	82,000	84,000

	$22,659,000	$21,908,000

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$550,000	$298,000
Accrued Liabilities	793,000	887,000

	1,343,000	1,185,000

Deferred income taxes	13,000	186,000

Total liabilities	1,356,000	1,371,000
Stockholders’ equity	21,303,000	20,537,000

	$22,659,000	$21,908,000